UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/07/2009

Turnstone Systems, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-28843

CA	77-0473640
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

548 Market Street, #26575
San Francisco, CA 94104
(Address of principal executive offices, including zip code)

408-907-1400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On November 9, 2001, Arthur Mendoza filed a securities class action lawsuit in the United States District Court for the Southern District of New York alleging claims against Turnstone Systems, Inc. (the "Company"), certain of its current and former officers and directors, and the underwriters of the Company's initial public offering of stock as well as the Company's secondary offering of stock. The complaint is purportedly brought on behalf of a class of individuals who purchased common stock in the Company's initial public offering and secondary stock offering between January 31 and December 6, 2000. The complaint alleges generally that the prospectuses under which such securities were sold contained false and misleading statements with respect to discounts and commissions received by the underwriters. The case has been coordinated for pre-trial purposes with over 300 cases raising the same or similar issues and also currently pending in the Southern District of New York.

In February 2009, the parties reached a proposed global settlement of the litigation and so advised the district court. Under the settlement, the insurers would pay the full amount of settlement share allocated to the Company, and the Company would bear no financial liability. The Company, as well as its officer and director defendants who were previously dismissed from the action pursuant to tolling agreements, would receive complete dismissals from the case. In June 2009, the district court issued an order granting preliminary approval of the proposed settlement. In October 2009, the district court issued its final approval of the proposed global settlement of the securities class action lawsuit.

On October 7, 2009, the Board of Directors of the Company approved the making of a final liquidating distribution of the Company's remaining assets to its stockholders. The final liquidating distribution is tentatively scheduled for October 30, 2009. Based on the Company's projection of remaining liquidating costs, the Company estimates that the amount of the final liquidating distribution will be approximately $0.015 per common share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Turnstone Systems, Inc.

Date: October 09, 2009	By:	/s/ Eric S. Yeaman
Eric S. Yeaman
CEO & CFO